AMENDMENT TO SERVICE AGREEMENT
between
FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.
and
PACIFIC LIFE & ANNUITY COMPANY
     The SERVICE AGREEMENT (the “Agreement”), made and entered into on the 1stday of July, 2005 by and among Pacific Life & Annuity Company, an Arizona corporation (the “Company”) and Fidelity Investments Institutional Operations Company, Inc., a Massachusetts corporation (“FIIOC”), is hereby amended effective August 10, 2007 as follows:
     Variable Insurance Products Fund V is added to the list of Funds to whom FIIOC provides transfer agency and other services.

PACIFIC LIFE & ANNUITY COMPANY

By:	/s/ James T. Morris
James T. Morris
Title:	President and Chief Executive Officer
Date:	August 10, 2007

ATTEST:	/s/ Audrey Milfs
Audrey Milfs
Corporate Secretary

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.

By:

Name:

Title:

Date:	August 10, 2007